UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Chicago Bridge & Iron Company N.V.
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CHICAGO BRIDGE & IRON COMPANY N.V.

OOSTDUINLAAN 75

2596 JJ THE HAGUE, THE NETHERLANDS

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 8, 2013

To the Shareholders of:

CHICAGO BRIDGE & IRON COMPANY N.V.

You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. (“CB&I”, “CBI”, the “Company” or “we”) will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 8, 2013, for the following purposes:

1. To elect two members of the Supervisory Board to serve until the Annual Meeting of Shareholders in 2016. The Supervisory Board recommends the election of Deborah M. Fretz and Michael L. Underwood to fill these positions;

2. To approve, by non-binding vote, the compensation of the Company’s named executive officers;

3. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2012 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2012;

4. To approve the final dividend for the year ended December 31, 2012 in an amount of $.20 per share, which has previously been paid out to shareholders in the form of interim dividends;

5. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2012;

6. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2012;

7. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2013;

8. To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 8, 2014 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

9. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 8, 2018;

10. To adopt an amendment to the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan; and

11. To discuss our dividend policy.

Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Richard E. Chandler, Jr.,

Secretary

March 25, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2013: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

Corporate Governance		2
Committees of the Supervisory Board		5
ITEM 1	Election of Two Members of the Supervisory Board to Serve until 2016	10
	Common Stock Ownership by Certain Persons and Management	13
	Executive Compensation	15
	Determining the Form and Amount of Compensation Elements to Meet Our Compensation Objectives	23
	Executive Officer Compensation Tables	28
	Summary Compensation Table	28
	Grants of Plan-Based Awards	29
	Outstanding Equity Awards at Fiscal Year-End	30
	Option Exercises and Stock Vested	31
	Nonqualified Deferred Compensation	32
	Potential Payments Upon Termination or Change of Control	32
	Director Compensation	39
	Risk Analysis	40
ITEM 2	Advisory (Non-binding) Vote on Executive Compensation	40
ITEM 3	Adoption of Annual Accounts for 2012	42
ITEM 4	Distribution From Profits	42
ITEM 5	Discharge of Sole Member of the Management Board	42
ITEM 6	Discharge of Members of the Supervisory Board	43
ITEM 7	Appointment of our Independent Registered Public Accounting Firm	43
ITEM 8	Extension of Authority of Management Board to Repurchase up to 10% of our Issued Share Capital Until November 8, 2014	43
ITEM 9	Extension of Authority of Supervisory Board to Issue Shares, to Grant the Right to Acquire Shares and to Limit or Exclude Preemptive Rights Until May 8, 2018	44
ITEM 10	Adoption of an Amendment to the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan	45
ITEM 11	Discussion of Dividend Policy	49
Shareholder Proposals		49

CB&I

PROXY STATEMENT

This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 25, 2013, is furnished in connection with the solicitation of proxies on behalf of CB&I, who ask you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 8, 2013 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

We are utilizing U.S. Securities and Exchange Commission (“SEC”) rules allowing companies to furnish our proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2012 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card.

Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Ms. Fretz and Mr. Underwood to our Supervisory Board, and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.

A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).

Only holders of record of the 107,856,611 registered shares of our share capital, par value EUR 0.01 (the “common shares” or “shares”), outstanding at the close of business on March 14, 2013, are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to May 6, 2013. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a nominee to be a member of the Supervisory Board and “broker non-votes” will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $15,000 in the aggregate.

Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Richard E. Chandler, Jr., Secretary, CB&I, Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, in an envelope clearly marked “Shareholder Communication.” Mr. Chandler’s office will forward such correspondence unopened to Larry D. McVay, or to another independent director, unless the envelope specifies that it should be delivered to another director.

CORPORATE GOVERNANCE

Certain Transactions

Director Independence

The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange listing standards and the criteria set forth in Exhibit A (“Exhibit A”) to our Corporate Governance Guidelines (which comply with and in some cases are stricter than the New York Stock Exchange listing standards) available through our website, www.cbi.com, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•

has not been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•

is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.

However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Flury, Jennett, Kissel, McVay, Neale, Bolch, and Underwood and Ms. Williams are independent under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are “independent” as that term is defined by the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 and subsequently amended and restated in October 2008 (the “Dutch Corporate Governance Code”).

Related Party Transactions

The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company’s Code of Ethics and the Company’s Business and

Legal Compliance Policy, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company’s Code of Ethics. Each director, officer and employee must make prompt and full disclosure of all conflicts of interest to the President and Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer of the Company or the Non-Executive Chairman (defined below) or the Chairman of the Audit Committee. A conflict of interest includes any shareholder who holds more than 10% of our shares, a director, officer or employee having a financial interest in any contract with us or in any organization doing business with us, or any such person receiving improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each member of the Supervisory Board and executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the member of the Supervisory Board or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available through our website, www.cbi.com.

Nominations for Directors/Director Qualifications

The Nominating Committee of the Supervisory Board is also responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience and other particular skills to enable a Supervisory Board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”), available through our website, www.cbi.com, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	holding a position as a chief executive officer or chief operating officer or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financial adeptness, liability/equity management and human relations skills;

•	outside interests;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatibility with existing Supervisory Board, management and the Company corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.

The Nominating Committee and the Supervisory Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background and education. The Nominating Committee and the Supervisory Board consider how a specific nominee contributes to the diversity of the Supervisory Board by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Supervisory Board. The Nominating Committee identifies nominees through the use of third-party entities whose practice includes outside director searches and by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Richard E. Chandler, Jr., Secretary, CB&I, Oostduinlaan 75, 2596 JJ The Hague, The Netherlands.

Board Leadership Structure and Role in Risk Oversight

The Supervisory Board requires that the Chairman of the Supervisory Board be a non-executive. The Supervisory Board separates the roles of Chief Executive Officer and Chairman of the Supervisory Board in recognition of the differences between the two roles and the commitment required by each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the non-executive Chairman of the Supervisory Board (the “Non-Executive Chairman”), as an independent leader, to lead the Supervisory Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes both the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, and the commitment required of the Non-Executive Chairman to properly fulfill his role. The Supervisory Board believes this structure is appropriate for the Company not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company’s operations and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.

While the Supervisory Board is ultimately responsible for risk oversight, four Supervisory Board committees assist the Supervisory Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Supervisory Board’s Audit Committee, Strategic Initiatives Committee, Organization and Compensation Committee and Corporate Governance Committee.

The Audit Committee assists the Supervisory Board in its involvement in the Company’s risk management process by providing oversight for the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s independent registered public accounting firm’s qualifications and independence;

•	performance of the Company’s independent registered public accounting firm and our internal audit function; and

•	Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company when and as the Committee carries out its duties to:

•

review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the Chief Executive Officer;

•

review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the Chief Executive Officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted by the Supervisory Board; and

•	review and discuss matters brought to its attention by the Chief Executive Officer that the Committee finds appropriate.

The Corporate Governance Committee participates in identifying and participating in the management of risk factors facing the Company through its responsibility to the Supervisory Board to:

•

provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board Directors and the Company’s management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.

The Organization and Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Supervisory Board to:

•	establish and review the Company’s overall compensation philosophy, strategy and guidelines so that the design of the Company’s compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives supported by the Company’s compensation programs so that rewards are aligned with the interests of shareholders.

Based on information and reports received by the Supervisory Board from these committees and from regular or special Supervisory Board meetings, appropriate guidance and involvement can be directed to areas which may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the Chief Executive Officer during the strategic planning process to ensure that management strategies, plans and performance metrics are communicated to the Supervisory Board and that concerns of the Supervisory Board are addressed in the development of these plans and attends and participates in quarterly Management Reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company’s overall performance, various risk issues are identified and addressed.

COMMITTEES OF THE SUPERVISORY BOARD

The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. These committees are the Audit Committee, the Nominating Committee, the Corporate Governance Committee, the Strategic Initiatives Committee and the Organization and Compensation Committee. Each committee is composed of a minimum of three members of the Supervisory Board (except the Corporate Governance Committee, which consists of all non-management members of the Supervisory Board) who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.

Audit Committee

The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. Neale and McVay and Ms. Williams. The Supervisory Board has determined that Ms. Williams and Mr. Underwood are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual and meet the definition of “audit committee financial expert”, as such term is defined under the rules of the SEC, and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Ms. Williams and Messrs. Neale, McVay and Underwood possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.

The Audit Committee met seven times during 2012. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services that are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.

Audit Fees

For the years ended December 31, 2012 and 2011, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2012	2011
Audit Fees(1)	$3,956,600	$3,722,900
Audit-Related Fees	—	—
Tax Fees(2)	435,900	356,000
All Other Fees(3)	2,000	2,000

Total	$4,394,500	$4,080,900

(1)

Audit Fees consist of fees and out of pocket expenses for audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.

(3)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.

The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2012.

The Supervisory Board has adopted a written charter for the Audit Committee.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2012.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by American Institute of Certified Public Accountants Professional Standards, Vol. 1. AU Section 380, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Audit Committee

Michael L. Underwood (Chairman)

Gary L. Neale

Larry D. McVay

Marsha C. Williams

Organization and Compensation Committee

The current members of the Organization and Compensation Committee are Messrs. Neale (Chairman), Jennett, Kissel, Bolch and Underwood and Ms. Williams. The Supervisory Board has determined that Messrs. Neale (Chairman), Jennett, Kissel, Bolch and Underwood and Ms. Williams are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual. The Organization and Compensation Committee met four times in 2012. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management, including review of compensation programs for excessive risk;

•	administration of our long-term and short-term incentive plans;

•

evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation;

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement; and

•	review succession management programs and practices for our senior management (including our Chief Executive Officer and his direct reports).

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee was, during fiscal year 2012, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2012, none of our executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Organization and Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Organization and Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Consultants

In considering the executive compensation recommendations of management and determining the compensation of the Chief Executive Officer and those officers reporting directly to him, the Organization and Compensation Committee regularly receives advice and recommendations from Meridian Compensation Partners, LLC (“Meridian”). At the Committee’s request, Meridian evaluates the Company’s compensation practices and assists in developing and implementing its executive compensation program and philosophy. Meridian regularly reviews the Company’s total compensation pay levels and design practices and offers their comments on comparator companies, benchmarks and how the Company’s compensation programs are actually succeeding in meeting the Company’s business objectives. Meridian makes recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Meridian representatives participate in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.

The Committee has analyzed whether the work of Meridian as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by Meridian; (ii) the amount of fees from the Company paid to Meridian as a percentage of Meridian’s total revenue; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Committee with any member of the Committee; (v) any stock of the Company owned by such individual compensation advisors, and (vi) any business or personal relationship of Meridian or the individual compensation advisors employed by Meridian who serve the Committee with an executive officer of the Company. The Committee has determined, based on its analysis in light of the factors listed above, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Company has not created any conflicts of interest.

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Organization and Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gary L. Neale (Chairman)

James R. Bolch

J. Charles Jennett

W. Craig Kissel

Michael L. Underwood

Marsha C. Williams

Nominating Committee

The current members of the Nominating Committee are Messrs. Jennett (Chairman), Flury and Kissel. The Supervisory Board has determined that Messrs. Jennett (Chairman), Flury and Kissel are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times during 2012. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee members of the Supervisory Board; and

•

review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to the compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on compensation for the members of the Supervisory Board. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. In making a recommendation, the Nominating Committee receives advice and recommendations from Meridian, which serves as its director compensation consultants. Meridian evaluates our compensation practices and assists in developing our director compensation program. They review compensation for the members of the Supervisory Board annually; however, changes to director compensation might not be made every year. Meridian representatives are present at selected Nominating Committee meetings to discuss compensation of the members of the Supervisory Board.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Messrs. McVay (Chairman), Flury, Neale, Jennett, Kissel, Bolch and Underwood and Ms. Williams. The Corporate Governance Committee met four times during 2012. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.

The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Larry McVay, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.

Strategic Initiatives Committee

The current members of the Strategic Initiatives Committee are Messrs. Flury (Chairman), McVay and Neale. The Strategic Initiatives Committee met three times during 2012. Its primary duties and responsibilities include the following:

•	provide a detailed review of actions regarding the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommendation to the Supervisory Board with respect to other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.

Information Regarding Meetings

The Supervisory Board held nine meetings in 2012. Each of the members of the Supervisory Board attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1	ELECTION OF TWO MEMBERS OF THE SUPERVISORY BOARD TO SERVE UNTIL 2016

The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than 12 members to serve on the Supervisory Board.

Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be eight. The term of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

The members of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2016. The Supervisory Board has proposed the election of Ms. Deborah M. Fretz and Mr. Westley S. Stockton for the first of these open director positions and Mr. Michael L. Underwood and Mr. Luciano Reyes for the second of these open director positions.

Based on the guidelines set forth above, the Supervisory Board has determined that neither of Ms. Fretz nor Mr. Underwood has a material relationship with us and, if elected, each would be considered an independent member of the Supervisory Board applying the criteria outlined on page 2 under the heading Director Independence. Mr. Stockton and Mr. Reyes were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.

The Supervisory Board is recommending re-election of Mr. Underwood to the Supervisory Board on the basis of his extensive professional and financial knowledge and experience, particularly his knowledge of and experience with the Company and its business gained by him in connection with the outstanding service he has provided to the Company to date as a member of the Supervisory Board. The Supervisory Board is recommending election of Ms. Fretz to the Supervisory Board because she has held positions of management including chief executive officer of a public company and because of her knowledge of the energy industry, financial adeptness, ability to serve on the Supervisory Board for five years, experience of serving on other boards of directors, and independence.

The Following Nominations are Made for a Three-Year Term Expiring in 2016:

First Position

First Nominee

Deborah M. Fretz, 64, served as President and Chief Executive Officer of Sunoco Logistics Partners L.P. from 2001 to 2010. Prior to this role, Ms. Fretz held various management positions at Sunoco, Inc., including General Manager and President of the Sun Pipeline Company from 1991 to 1994, Senior Vice President of Logistics from 1994 to 2000 and Senior Vice President of Mid-Continent Refining, Marketing and Logistics from 2000 to 2001. Ms. Fretz served on the Board of Directors for the Federal Reserve Bank of Philadelphia and GATX a Chicago-based transportation service firm. Ms. Fretz currently serves as a director of Niska Gas Storage Partners LP and Alpha Natural Resources, Inc. Specifically, she is qualified to be a member of the Supervisory Board because she has held positions of management including chief executive officer of a public company and because of her knowledge of the energy industry, financial adeptness, ability to serve on the Supervisory Board for five years, experience of serving on other boards of directors, and independence.

Second Nominee

Westley S. Stockton, 41, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles. Specifically, he is qualified to be a Supervisory Director because of his financial and accounting expertise and knowledge of the company’s core business.

Second Position

First Nominee

Michael L. Underwood, 69, has served as a member of the Supervisory Board since 2007 and is Chairman of the Audit Committee and a member of the Organization and Compensation Committee and the Corporate Governance Committee. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner. He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. He is currently a director and Chairman of the Audit Committee of Dresser-Rand Group, Inc.

Specifically, he serves as a member of the Supervisory Board because of his financial adeptness, experience with international companies and other companies in the EPC and technology industries, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Second Nominee

Luciano Reyes, 42, has served as Vice President and Treasurer since 2006, previously holding positions of increasing responsibility in CB&I’s Treasury Department since joining the Company in 1998. Prior to his service with CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company’s core business.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MS. FRETZ AND MR. UNDERWOOD.

Certain information with respect to the members of the Supervisory Board whose terms do not expire this year is as follows:

Members of the Supervisory Board to Continue in Office with Terms Expiring in 2014:

Larry D. McVay, 65, has been a member of the Supervisory Board since 2008 and is Chairman of the Corporate Governance Committee and a member of the Audit Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level management positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair Inc. Specifically, he serves as a member of the Supervisory Board because of his services as a chief operating officer of a division of a public company, knowledge of the energy industry, knowledge of international business, technological expertise, financial adeptness, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

Marsha C. Williams, 62, has served as a member of the Supervisory Board since 1997. She is a member of the Audit Committee, the Corporate Governance Committee and the Organization and Compensation Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds, Modine Manufacturing Company, Inc. and Fifth Third Bancorp. Specifically, she serves as a member of the Supervisory Board because of her knowledge of the energy industry, knowledge of international business, financial adeptness and human relations skills, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

James R. Bolch, 55, serves as President and Chief Executive Officer of Exide Technologies (XIDE). He is also a member of that company’s Board of Directors. Before joining Exide in 2010, he was employed at Ingersoll Rand Company from 2005 to 2010 where he served as Senior Vice President and President of the Industrial Technologies sector. From 2003 to 2005, he was Executive Vice President of Schindler Elevator Corporation for the Service Business in North America. Previously, Mr. Bolch spent 21 years with United Technologies Corporation where he held roles in Otis Elevator, Optical Systems and UTC Power Divisions. Specifically, he is

qualified to be a member of the Supervisory Board because he holds a position as chief executive officer and has run significant divisions of a public company and because of his knowledge of international business, technological expertise, education, ability to serve for at least five years, and his independence.

Members of the Supervisory Board to Continue in Office with Terms Expiring in 2015:

Philip K. Asherman, 62, has served as President and Chief Executive Officer and a member of the Supervisory Board since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. He has more than 30 years experience in the engineering and construction industry. Mr. Asherman also serves as an independent director on the board of directors of Arrow Electronics. Specifically, he serves as a member of the Supervisory Board because of his service as chief executive officer of a public company, knowledge of the Company’s core business, knowledge of international business, human relations skills, ability to serve on the Supervisory Board for five years, and compatibility with existing Supervisory Board members, management and company corporate culture.

L. Richard Flury, 65, has served as Non-Executive Chairman since 2010, as a member of the Supervisory Board since 2003, and was a consultant to the Supervisory Board until his election as a Director in May 2003. He is Chairman of the Strategic Initiatives Committee and a member of the Corporate Governance Committee and the Nominating Committee. Previously, Mr. Flury served as Chief Executive, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is also a director of QEP Resources and Callon Petroleum Corporation. Specifically, he serves as a member of the Supervisory Board because of his executive management of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, ability to serve on the Supervisory Board for five years, independence, and compatibility with the existing Supervisory board members, management and company corporate culture.

W. Craig Kissel, 62, has been a member of the Supervisory Board since 2009 and is a member of the Organization and Compensation Committee, Corporate Governance Committee and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard’s Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane’s North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Nelson Global Products. Specifically, he serves as a member of the Supervisory Board because of his service as a division president of a public company, knowledge of international business, technological expertise, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and company corporate culture.

COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our issued common shares (based on 107,856,611 shares outstanding as of March 14, 2013).

	Common Stock; Euro .01 par value
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert S. Pitts, Jr.(1)	4,915,000	5.08%
450 Park Avenue, 20th Floor New York, New York 10022

(1)

Based upon a Schedule 13G/A filed with the SEC on February 4, 2013 by Robert S. Pitts, Jr., Steadfast Capital Management LP (the “Steadfast Management”), Steadfast Advisors LP (the “Steadfast Advisors”), Steadfast Capital, L.P. (“Steadfast Capital”), American Steadfast, L.P. (“American Steadfast”), and Steadfast International Master Fund Ltd. (the “Offshore Fund”) (collectively, the “Steadfast Affiliates”). Mr. Pitts is the managing member of Steadfast Management and Steadfast Advisors. Steadfast Advisors has the power to vote and dispose of the securities held by Steadfast Capital. Steadfast Management has the power to vote and dispose of the securities held by American Steadfast and the Offshore Fund. The business address of the Offshore Fund is c/o Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108. The business address of each of the other Steadfast Affiliates is set forth in the table above.

Executive Officers

Philip K. Asherman, 62, has served as President and Chief Executive Officer of CB&I since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. Mr. Asherman has more than 30 years of experience in the engineering and construction industry.

Beth A. Bailey, 61, has served as Executive Vice President and Chief Administration Officer since 2009. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility, most recently as Executive Vice President and Chief Information Officer from 2007 to 2009, and as Senior Vice President of Information Technology until 2007.

Ronald A. Ballschmiede, 57, has served as Executive Vice President and Chief Financial Officer since 2006. Prior to joining CB&I, he was a partner with two large accounting firms where he led the financial statements audits for a number of major manufacturing and construction companies.

Richard E. Chandler, Jr., 56, has served as Executive Vice President and Chief Legal Officer since March 1, 2011 and as Secretary since November 2011. Previously, he served as Senior Vice President, General Counsel and Corporate Secretary of Smith International, Inc. from 2005 to 2011. Prior to that time, Mr. Chandler was General Counsel of M-I LLC, a leading supplier of drilling fluid systems.

Daniel M. McCarthy, 61, has served as Executive Vice President since December 2011 and President, Lummus Technology since 2009. He joined CB&I through the ABB Lummus acquisition in 2007 and served as Executive Vice President, Lummus Technology from 2007 to 2009. Prior to the acquisition, he was an Executive Vice President of Lummus, the predecessor company.

Lasse J. Petterson, 56, has served as Executive Vice President and Chief Operating Officer since February 2009. Previously, Mr. Petterson was CEO of Gearbulk (UK) Limited, an operator of gantry craned vessels, from 2006 to 2009. Mr. Petterson has 30 years of experience in the engineering and construction industry, serving in a variety of international executive and operation assignments.

Edgar C. Ray, 52, has served as Executive Vice President, Corporate Planning since 2007. He joined CB&I in 2003, serving as Senior Vice President, Global Marketing until 2007. Prior to joining CB&I, Mr. Ray was Executive Director of Strategy and Marketing for a large engineering and construction company.

Westley S. Stockton, 41, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.

Security Ownership of Our Management

The following table sets forth certain information regarding common shares beneficially owned on March 14, 2013 by (1) each member of the Supervisory Board, (2) each nominee to be a member of the Supervisory Board, (3) each named executive officer and (4) all directors and the executive officers identified on page 14 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Owned
Philip K. Asherman	880,861	*
Beth A. Bailey	139,927	*
Ronald A. Ballschmiede	313,872	*
James R. Bolch	275	*
L. Richard Flury	54,463	*
Deborah M. Fretz	—
J. Charles Jennett	41,175	*
W. Craig Kissel	12,066	*
Daniel M. McCarthy	96,968	*
Larry D. McVay	16,325	*
Gary L. Neale	58,241	*
Lasse J. Petterson	83,476	*
Luciano Reyes	24,484	*
Westley S. Stockton	19,303	*
Michael L. Underwood	21,858	*
Marsha C. Williams	56,733	*
All directors and executive officers as a group (16) in number	1,935,387	1.79%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through May 8, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our members of the Supervisory Board, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is provided to assist our shareholders in understanding the compensation awarded, earned by, or paid to the Company’s executive officers named in the Summary Compensation Table (the “named executive officers”) during 2012. In addition, the CD&A is intended to put into perspective for our shareholders the compensation tables on pages 28 through 38 and the narrative information that accompanies them. Our shareholders should also consider this information in connection with Item 2, the Advisory (Non-Binding) Vote on Executive Compensation, discussed on pages 40 and 41 of this Proxy Statement.

Our executive compensation structure strongly emphasizes pay for performance and at-risk compensation. The major elements are:

•	Base salary;

•	Annual cash incentives, based on having to meet specific financial and non-financial performance targets;

•	Restricted stock, which aligns our executives’ interests with those of our shareholders in value creation, while also serving retention purposes; and

•	Performance shares, which only have value to the extent specific financial metrics are achieved.

In 2012, 86% of the total compensation of our chief executive officer was incentive and stock based compensation, and on average was 75% for our other named executive officers. As stated in the Risk Analysis section below, we believe our compensation practices mitigate against excessive risk-taking and are consistent with market practices and the interests of our shareholders.

The first part of this discussion describes the primary objectives of our compensation programs and what they are designed to reward. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business objectives.

Compensation Objectives, Process and Peer Group

Objectives.    We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices are intended to support this commitment by attracting and retaining employees who can manage this growth and rewarding them for profitably growing the Company and achieving the Company’s other short and long-term business objectives. We especially want to focus our executive officers (and the others in our management team) on improving financial performance over both the short term and long term, while appropriately balancing risk.

We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain a pool of talented employees. To meet this competition, we compensate our executive officers at competitive pay levels while emphasizing performance-based compensation. Our specific objectives are to have:

•	Programs that will attract new talent and retain key people at reasonable cost to us;

•	A significant focus on pay for performance;

•	Equity compensation and ownership requirements for top managers to motivate value creation for all shareholders;

•	Incentives that emphasize our business objectives of high growth and strong execution without encouraging excessive risk-taking; and

•	Compensation arrangements that can be easily understood by our employees and shareholders.

Setting Our Executive Compensation.    The decisions on compensation for our executive officers are made by the Organization and Compensation Committee. Our management makes recommendations to the Organization and Compensation Committee on compensation for executive officers — base salary and the opportunity, metrics and targets of our annual cash incentive compensation and our long-term equity awards. These include recommendations by our CEO on the compensation of his direct reports. The Organization and Compensation Committee considers these recommendations in executive session and approves or modifies those recommendations. The Organization and Compensation Committee then determines the compensation for our CEO.

As part of this process, the Organization and Compensation Committee regularly receives independent advice and recommendations from Meridian, which serves as the Organization and Compensation Committee’s executive compensation consultant. Meridian’s role is described in more detail under “Committees of the Supervisory Board — Organization and Compensation Committee — Compensation Consultants” on page 8.

The Organization and Compensation Committee typically determines base salary, annual incentive compensation opportunities and long-term equity target values for executive officers for the coming year at its regularly scheduled December meeting. Using the findings and conclusions of the Company’s strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board generally at its regularly scheduled February meeting in that following year. At its contemporaneous meeting, taking into account the Company’s long-term strategy and annual business plan, the Organization and Compensation Committee determines annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year, for executive officers. The Organization and Compensation Committee also at its regularly scheduled February meeting determines the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation determinations. The Organization and Compensation Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other changes.

Our Targets and Benchmarks.    We set each of base salary, annual incentive compensation and long-term incentives separately in light of our evaluation of the competitive situation, the executive officer’s performance and experience, and the levels of those compensation elements for a comparator group of companies. This process determines the mix of base salary, annual cash incentives and long-term incentives for each of our executives. It also determines the mix of cash and stock compensation, since it is our normal practice to pay base salary and annual incentive compensation in cash and we regularly award long-term incentives in stock, to further align our executives’ interests with those of our shareholders. We then tally the resulting total compensation (including benefits) to confirm that it is appropriate for the position or make adjustments accordingly.

We target executive officers’ base salary and annual incentive compensation to be at about the size-adjusted median (50th percentile) level of our comparator companies. We target long-term incentive compensation at about the 60th percentile of our comparator companies, which supports our focus on equity-based compensation, designed to align our executive officers’ interests with those of our shareholders. These benchmarks apply to our executive officers on average as a group. An individual executive’s salary, annual incentive opportunity and long-term incentives may be above or below these benchmarks depending on specific position factors.

We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by Meridian indicates that the nature and value of the benefits we provide are competitive with those offered by our comparator companies.

Our Comparator Companies.    Using competitive market data provided by Meridian, we compare our compensation levels for our senior management, including the named executive officers, to compensation for comparable positions at other public companies that have international business operations. A majority of these companies are our direct competitors in the engineering and construction field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than ours, we look at the compensation provided to officers in charge of divisions or operations similar in size and business to us. Meridian’s competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the scope of the executives’ responsibilities.

The Organization and Compensation Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic areas. The list of comparator companies that we use may change from year to year based on Meridian’s recommendations and our Organization and Compensation Committee’s evaluation of those factors. For 2012, we used the following comparator companies:

AECOM Technology Corporation

AMEC

Cameron International Corp.

CH2M Hill Companies Ltd.

Cooper Industries Plc

Donaldson Co Inc.

Dover Corporation

Emcor Group Inc.

Flowserve Corporation

Fluor Corporation

FMC Technologies Inc.

Foster Wheeler Inc.

Granite Construction Inc.

Jacobs Engineering Group Inc.

Joy Global Inc.

KBR Inc.

Mastec Inc.

McDermott Intl Inc.

Meritor, Inc.

Pentair Inc.

Quanta Services Inc.

Terex Corp.

The Shaw Group Inc.

Timken Co.

Tutor Perini Corporation

URS Corporation

Worley Parsons Limited

Elements of Our Compensation

The four key elements of our executive officers’ compensation are:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation; and

•	Benefits.

Base Salary

Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Base salary increases allow executives to be rewarded for individual performance and increased experience based on our evaluation process (described later). Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.

Annual Incentive Compensation

Performance-Based Annual Incentive Compensation.    Performance-based incentive compensation gives our executives an opportunity for cash compensation tied to the annual performance of the Company as well as the individual. Our executives are rewarded for meeting target short-term (annual) corporate goals and personal performance metrics. The executive officers’ incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

Our annual Incentive Compensation Program sets the terms for awarding cash incentives to our executive officers (and other management employees). Our shareholders last approved the Incentive Compensation Program at our 2010 annual general meeting of shareholders. Our performance-based annual incentive compensation amounts depend on the Company’s performance against predetermined target objectives. As described above, considering the Company’s annual business plan, we typically set these targets annually at the regularly scheduled February meeting of our Organization and Compensation Committee. We describe in more detail below the applicable performance measures and goals for fiscal year awards and why these performance measures and goals are chosen. Incentive compensation can be earned each year and is payable after the end of the year.

Fixed or Discretionary Incentives.    In addition to performance-based incentives, we can pay fixed or discretionary incentives and we may on occasion pay pre-established minimum incentives. We do this when we need to compensate newly-hired executive officers for forfeiture of incentive compensation (or other awards) from their prior employer when they join the Company, or to provide a minimum cash incentive for an executive officer’s first year of employment before his or her efforts are fully reflected in Company performance, or, in some circumstances, to encourage retention.

Long-Term Equity Incentive Compensation

Because of our focus on pay for performance, various forms of long-term incentive compensation are or may be elements of pay for our executive officers.

Long-Term Incentive Plan.    We grant equity awards to our senior managers (including our executive officers) under our 2008 Long-Term Incentive Plan (“LTIP”). Our shareholders approved the LTIP at our 2008 annual meeting, and approved amendments to the LTIP at our 2009 and 2012 annual meetings. The LTIP allows us to award long-term compensation in the form of:

•	Performance shares paying out a variable number of shares depending on goal achievement;

•	Performance units which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific goals;

•	Restricted stock shares;

•	Restricted stock units;

•	Non-qualified options to purchase shares of Company common stock; and

•	Qualified “incentive stock options” to purchase shares of Company common stock.

We cover later in this CD&A how competitive recruiting conditions and the business cycle affect which form of award is granted and the amount of the award.

Performance Shares.    Performance shares are an award of a variable number of shares. The number of performance shares actually earned and issued to the individual depends on Company performance in meeting prescribed annual goals over a three-year period, consistent with the Company’s strategic plan. Performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals serve the same objectives of creating long-term shareholder value as is the case with stock options, with an additional focus on specific financial performance metrics, usually stated as target earnings per share. In addition, performance shares may be less dilutive of shareholder interests than options of equivalent economic value. We do not pay dividend equivalents on performance shares except during the period, if any, after the shares have been earned by performance but before they are actually issued.

Although the LTIP allows us to grant performance units payable in cash, we have not done so to date. We believe that payment of performance shares (and indeed all of our long-term incentive compensation) in stock is desirable to give our senior managers (including our executive officers) a continued general alignment with the interests of our shareholders.

Restricted Stock.    Restricted stock represents the right of the participant to vest in shares of stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive remains an employee (“time vesting”), or may be subject to additional conditions, such as the Company meeting target performance goals (“performance vesting”), or both.

Restricted stock is an incentive for retention and performance of both newly hired and continuing executive officers and other key managers. Unlike options, restricted stock retains some value even if the price declines. Because restricted stock is based on and payable in stock, it serves, like options, to reinforce the alignment of interest between our executives and our shareholders. In addition, because restricted stock has a current value that is forfeited if an executive quits, it provides a significant retention incentive.

Under our LTIP, restricted stock can be either actual shares of stock issued to the participant, subject to transfer restrictions and the possibility of forfeiture until vested (“restricted stock shares”), or it can be a Company promise to transfer the fully vested stock in the future if and when the restrictions lapse (“restricted stock units”). Because of technical tax issues related to the ability to obtain a credit against The Netherlands’ dividends withholding tax on issued but unvested shares, we usually grant restricted stock in the form of restricted stock units.

During the restriction period, dividend equivalents corresponding to the amount of actual dividends, if any, paid on outstanding shares of common stock, are credited and accumulated and paid at the same time and on the same basis as the underlying restricted stock.

Options.    Stock options represent the opportunity to purchase shares of our stock at a fixed price at a future date. Our LTIP requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. (See the discussion on page 25 below regarding how we determine fair market value.) Our LTIP also prohibits re-pricing of options, cancellation of options in exchange for options with an exercise price that is less than the exercise price of the original options, and cancellation of options with an exercise price above the current stock price in exchange for cash or other securities, without shareholder approval. This means that our stock options have value for our executives only if the stock price appreciates from the date the options are granted. This design focuses our executives on increasing the value of our stock over the long term, consistent with shareholders’ interests. Although our LTIP allows us to grant “incentive” stock options, all the options we have granted have been non-qualified options.

Prior to 2008, awards of performance shares and restricted stock provided for the grant of nonqualified stock options (“retention options”) upon the vesting of those awards in order to give our senior managers (including our executive officers) an incentive to retain those vested shares. These retention options themselves become vested and exercisable on the seventh anniversary of date of retention option grant. However, this vesting and exercisability is accelerated to the third anniversary of date of retention option grant if the individual still retains ownership of the shares that vested (apart from shares withheld for taxes or interfamily financial planning transfers) in connection with the related performance share or restricted stock award.

Retention options covered 40% of the number of shares that vest under such grants. This percentage was intended to make the retention option grant significant enough to motivate the retention of the underlying restricted stock or performance shares. It also approximated the percentage of restricted stock or performance shares that were withheld on vesting to pay income taxes. No retention options accompanied the grants of performance and restricted share awards in 2008 or later.

Benefits

In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change-of-control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices.

Retirement Benefits.

401(k) Plan.    We maintain a 401(k) plan (the “401(k) Plan”), a broad based tax qualified defined contribution plan, for eligible employees, including our executive officers. The plan offers a voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code (the “Code”); a dollar-for-dollar Company matching contribution up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company savings plan contribution. The Company is making an additional 1% discretionary contribution for 2012 for all eligible employees. The plan allocates Company contributions to participants’ accounts according to the 401(k) Plan formulas. Participants can invest their accounts in any of a selection of mutual funds, plus a Company stock fund, offered under the Plan.

Excess and Deferred Compensation Plans.    The Code limits tax-advantaged benefits for highly compensated employees under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.

We maintain an excess benefit plan (the “Excess Plan”) to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants’ 401(k) Plan accounts but for the Code limitations, and the contributions by the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. Participants can invest their accounts in any of a selection of mutual funds offered under the Excess Plan.

We also maintain a deferred compensation plan (the “Deferred Compensation Plan”). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their cash incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a rabbi trust. Earnings on these deferrals are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that are available under the 401(k) Plan and the Excess Plan.

We do not have any defined benefit, actuarial or supplemental executive retirement plans (“SERPs”) for our executive officers or any other U.S. salaried employees.

Change-of-Control Severance Agreements.

We have change-of-control severance agreements with our CEO and his executive officer direct reports. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in detail beginning on page 33.

Employee Stock Purchase Plan.

We maintain an employee stock purchase plan (the “Stock Purchase Plan”) intended to qualify under Section 423 of the Code. The Company adopted the Stock Purchase Plan to give eligible employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

Other Benefits.

Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits (including post-retirement medical benefits for eligible employees who retire);

•	Group term life insurance; and

•	Short-term and long-term disability protection.

We also provide miscellaneous personal benefits to our senior managers (including our executive officers). These may include:

•	Leased automobiles or automobile allowance, which facilitate travel on Company business;

•	Club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to promote good health;

•	Services to provide effective tax and financial planning; and

•	Travel and temporary housing expenses to those who have relocated in connection with their employment.

We authorize limited personal use of corporate aircraft for our CEO in order to minimize his time away from the office and protect his personal security. He is not required to reimburse us for such use, but is required to pay the associated income taxes. We do not reimburse or gross up any such taxes.

In addition, in 2012 Mr. Petterson was granted an additional five years of service credit toward retirement eligibility (which is generally attaining age 55 with 10 years of service), conditional on his attaining at least five years of actual service with the Company. Termination of employment by “retirement” entitles our eligible employees, including our executive officers, to post-retirement vesting in certain incentive compensation and equity awards plus an extended time to exercise stock options, subject to the schedule set forth in the particular award and/or approval of the Organization and Compensation Committee. Termination of employment by “retirement” also entitles our eligible employees hired before January 1, 2011 to certain post-retirement medical benefits under our current retiree medical plan. The additional service credit does not entitle these executives to any additional pension or other actuarial plan benefits, such as SERPs (we have no such plans), nor to additional contributions or vesting under our 401(k) Plan. Executives who join us relatively late in their careers may lose potential retirement benefits for which they might have become eligible from their prior employers, but might not have 10 years of service with the Company at the time they or the Company might want to terminate their employment. The additional service credit for Mr. Petterson is intended to place him in approximately the same position for retirement benefit eligibility as peer executive officers of the same general age.

DETERMINING THE FORM AND AMOUNT OF COMPENSATION

ELEMENTS TO MEET OUR COMPENSATION OBJECTIVES

Base Salaries

We target base salaries for our senior managers, including our executive officers, at the median of salaries for comparable officer positions at comparator companies. The Organization and Compensation Committee sets the salaries of our executive officers above or below that target based on differences in individual performance, experience and knowledge, and our comparison of the responsibilities and importance of the position with us to the responsibilities and importance of similar positions at comparator companies. We also consider internal equity within our Company and, when reviewing salary of current officers, their current compensation from the Company.

In evaluating performance, we consider the executive’s efforts in promoting our values, including, for example, safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; and demonstrating leadership abilities among coworkers, among other goals.

Base salaries for our named executive officers for 2012 were within a few percentage points of the 50th percentile market value identified for the position by Meridian in their 2012 comparator companies compensation review.

Incentive Compensation

Annual Incentive Compensation.    For 2012, a target incentive compensation amount was established for each named executive officer as a percentage of his or her base salary. This target was determined after consideration of target incentive compensation among our comparator companies so as to be at about the median (50th percentile) level as identified by Meridian in its compensation review. The 2012 performance measures for annual incentive compensation amounts for senior managers generally (including our named executive officers) were set and communicated to the executives in February 2012, based on our annual operating plan, after discussion and analysis of the Company’s business plans, including our principal operating sectors, and approval by the Supervisory Board. Payment of incentive compensation is based on attaining specific corporate-wide financial and/or non-financial performance measures approved by the Organization and Compensation Committee.

For 2012, the potential incentive compensation award for our executive officers and our participating senior managers was determined by target levels and relative weighting of a matrix of performance measures. The performance measures and weighting are selected by the Organization and Compensation Committee to incentivize the accomplishment of key elements of the Company’s business plan for the year (and therefore may change from year to year), and the targets for the performance goals reflect performance that is expected to be achievable according to the plan. The degree to which the various measures are accomplished, times the percentage relative weighting of that measure, establishes a percentage, ranging from 0% to 200% (250% in the case of the EPS measure) of the individual’s target incentive compensation (established as a percentage of salary) that may be paid as incentive compensation. However, the maximum available incentive compensation for our executive officers is limited to 200% of the individual’s target incentive compensation. For 2012, those measures and targets, and their actual achievements, were as follows:

•

Earnings per share, constituting 40% of the weighting, with goals of $2.65 per share minimum (0%), $2.85 target (100%), and $3.05 maximum (250%), achieved at a level of $3.07/share for a percentage contribution of 100%;

•

New awards, constituting 20% of the weighting, with goals of $5.5 billion minimum (0%), $6.25 billion target (100%), and $7.0 billion maximum (200%), achieved at a level of $7.306 billion for a contribution of 40%;

•

Free cash flow (trailing 3 year), constituting 20% of the weighting, with goals of $987 million minimum (0%), $1.087 billion target (100%), and $1.187 billion maximum (200%), was not achieved for a contribution of 0%;

•

Ethics (measured by unresolved exceptions) constituting 10% of the weighting, with goals of any unresolved exceptions (0%), and no unresolved exceptions (100%), achieved at the level of no unresolved exceptions for a contribution of 10%; and

•

Safety (measured by lost workday rate and recordables rates, each constituting 5% of the weighting), with goals for lost workday rate of more than 0.05 minimum (0%), 0.05 target (100%), and 0.03 maximum (200%) and a recordables rate of more than 0.27 minimum (0%), 0.27 target (100%) and 0.25 maximum (200%), achieved at levels of 0.01 and 0.22 respectively, for a contribution of 20%.

The overall weighted achievement percentage of 170%, times the target incentive as a percentage of salary, times base salary, yields the dollar figures for each named executive officer shown in column (g) of the Summary Compensation Table on page 28.

Discretion.    Our Organization and Compensation Committee may reduce, but not increase, incentive awards to our executive officers notwithstanding the achievement of specific performance targets. In deciding whether or not to reduce incentive awards and in what amount, the Organization and Compensation Committee may consider, among other things, the Company’s performance in areas not reflected in the stated performance measures, and the officer’s individual performance in light of individual goals and objectives. The Organization and Compensation Committee did not exercise this discretion respecting any named executive officers for 2012.

Long-Term Incentive Awards

Our Objectives.    In keeping with our commitment to provide a total compensation package that favors equity components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. Our objective is to provide executives with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders.

Our Procedures.    We generally make our long-term incentive awards at the regularly scheduled meeting of our Organization and Compensation Committee in February of each year. By this time, we have our results for the previous year and our annual operating plan for the current year and we are able to set targets and goals for any performance-based awards we may grant. Making our long-term incentive awards early in the year lets our executives know what the criteria are for any performance-based long-term incentive awards so they can keep those goals in mind going forward.

Selecting the Type of Award(s).    Our long-term incentive awards emphasize performance share grants and restricted stock units instead of options. The use of full value shares emphasizes creating long-term shareholder value, reducing shareholder dilution compared to options, effectively managing the financial cost of equity incentives, providing targeted performance incentives (through performance shares) and providing appropriate retention incentives. The actual choice among options, performance shares and restricted stock depends on business conditions and the competitive market for executive talent. These are subject to change periodically, and consequently so is the form of our long-term incentive awards.

In 2012, our long-term incentive awards for senior officers were a combination of restricted stock and performance shares. The restricted stock vests 25% per year over a four-year period. The performance shares vest 33 1/3% per year over a three-year period provided performance targets are met. The performance share targets depend upon meeting prescribed annual goals over a three year period. The combination of awards is structured to provide a meaningful retention incentive while giving management both downside risk and upside potential respecting their awards. For 2012, the awards for Mr. Asherman, in light of his overall responsibility for the

Company and to put more of his total compensation at risk based on specific performance factors beyond the stock price, were structured to provide 70% in value in the form of performance shares and 30% in the form of restricted stock. For Mr. Asherman’s direct executive officer reports, the awards were structured to provide 60% in performance shares and 40% in restricted stock; and for other senior management, 50% in performance shares and 50% in restricted stock. These awards for 2012 are shown in column (e) of the Summary Compensation Table on page 28; and the same awards for 2012 are shown in more detail in the Grants of Plan-Based Awards Table on page 29.

Determining the Amount of Award(s).    When awarding long-term incentives, we consider each executive officer’s levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this value and the vehicle for the award by our Organization and Compensation Committee, this dollar value is converted into a number of shares (or options, depending on the form of the award) based on the closing price of the Company’s stock on the date of the Organization and Compensation Committee meeting which approves the award. This conversion is made through pricing models developed and applied in consultation with Meridian. It gives us a number of shares (or options), subject to rounding, that makes the fair market value of the award equal to the approved dollar amount.

The pricing model we use for this conversion is a Black-Scholes model for stock options, or similar pricing model for other types of awards. The model and the assumptions for the model may differ from those used to determine the grant date fair market value of the award under FASB ASC Topic 718, which is the value reported in the tables on pages 28 through 38. For our grants of restricted stock for February 2012, taking into account the advice of our compensation consultants, we applied an economic value of $42.25 /share to convert the dollar amount of the pro forma awards to stock. This was derived by discounting the grant date closing price of $44.42/share to reflect the risk of forfeiture. For our grants of performance shares we applied an economic value of $41.16/share to convert the dollar amount of the pro forma awards to stock to reflect the risk of forfeiture and risk of performance. The specific grants for our named executive officers are shown in the Grants of Plan-Based Awards Table on page 29, giving the number of shares and the value in dollars.

Results.    As noted above, performance shares vest over a three-year period at 33 1/3% per year provided the three-year performance targets are met. For minimum performance, 50% of the number of shares vest (below this minimum, no shares vest), for target performance, 100% of the number of shares vest, and for maximum performance, up to 200% of the number of shares vest. The performance measure is EPS, which for 2012 was achieved at $3.07/share. For the performance shares granted in 2010, the $3.07/share EPS exceeded the EPS target for maximum performance ($2.23/share) resulting in vesting, based on 2012 performance, of 200% of target shares. For the performance shares granted in 2011, the $3.07/share EPS exceeded the EPS target for maximum performance ($2.36/share) resulting in vesting, based on 2012 performance, of 200% of target shares. For the performance shares granted in 2012, the $3.07/share EPS exceeded the EPS target for maximum performance ($3.05/share) resulting in vesting, based on 2012 performance, of 200% of target shares.

Determining Option Timing and Exercise Price.    As discussed above, our LTIP requires that the exercise price for any option must be at least equal to 100% of the fair market value of a share on the date the option is granted. It specifies that the date an option is granted is the day on which the Organization and Compensation Committee acts to award a specific number of shares to a participant at a specific exercise price. In addition, the LTIP stipulates that fair market value is the closing sale price of shares of Company common stock on the principal securities exchange on which they are traded. We follow these requirements in setting the exercise price, which is therefore the grant date closing price.

Target Total Compensation.    For 2012, the target total compensation (base salary plus target annual incentive compensation and LTIP amounts) for each of our named executive officers was no greater than a few percentage points above the market value identified by Meridian in their comparator companies compensation review, with the exception of Dan McCarthy, whose target total compensation was at the 68th percentile as determined from that data. We strongly believe this compensation was justified by, among other reasons: the exceptionally strong financial and strategic contributions made to the Company by the sector of which Mr. McCarthy is President, Lummus Technology; the highly technical and specialized nature of Lummus Technology’s business; Mr. McCarthy’s service as an Executive Vice President of the Company with additional corporate responsibilities beyond his sector responsibilities; and his almost 39 years of experience with CB&I and its predecessors.

Discretionary Awards.    The Organization and Compensation Committee can make discretionary awards and did so to recognize outstanding personal achievement in 2012. This is reflected in column (d) of the Summary Compensation Table on page 28.

Other Matters

Adjustment or Recovery of Payments.    We adopted a formal policy for recovering, at the direction of the Organization and Compensation Committee in its sole discretion, all or any portion of incentive payments (or in the case of a stock award, the value realized by sale of the stock) that are negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Organization and Compensation Committee determines in its sole discretion that the individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company’s financials must be restated as a result of misconduct, then our CEO and CFO must repay incentive compensation, equity based compensation, and stock sale profits if received during the 12-month period following the initial filing of the financial statements that required restatement.

Tax, Accounting and Regulatory Considerations.    We take tax, accounting, and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We want to pay compensation in the most tax-effective manner reasonably possible and therefore take tax considerations into account. As discussed above under “Elements of our Compensation,” our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.

We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the CEO and each of the three-highest paid executive officers other than the CFO) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program and LTIP are designed in a form so that eligible performance-based payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for “performance-based” compensation under Section 162(m). However, we pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company.

Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program, LTIP, Deferred Compensation Plan, Excess Plan, and change of control severance agreements have been reviewed and revised to conform to these requirements.

Stock Ownership Guidelines.    In 2005, in consultation with Meridian’s predecessor, we adopted stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

CEO	Five times base salary
Executive Vice Presidents	Three times base salary
Vice Presidents	One times base salary

Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the Organization and Compensation Committee. As of December 31, 2012, all named executive officers met our stock ownership guidelines. Our insider trading and anti-hedging policy prohibits employees and directors from engaging in any short-term speculative trading in our stock, as well as hedging and other derivative transactions with respect to our stock.

Advisory (Non-binding) Vote on Executive Compensation in 2012.    We have considered the results of the most recent shareholder advisory vote on executive compensation. In light of the strong approval of our executive compensation practices we plan to continue the compensation policies and procedures supported by our shareholders.

EXECUTIVE OFFICER COMPENSATION TABLES

The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2012. We have not entered into any employment agreements with any of the named executive officers. The performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are described above on pages 23 to 26.

SUMMARY COMPENSATION TABLE

Name & Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(3)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation(2) ($) (i)	Total ($) (j)
Philip K. Asherman,	2012	$985,000	$500,000	$4,979,482	$—	$2,093,125	$667,171	$9,224,778
President and Chief	2011	$985,000	$500,000	$4,325,212	$89,429	$2,462,500	$350,284	$8,712,425
Executive Officer	2010	$985,000	$400,000	$4,272,063	$316,481	$2,093,125	$311,805	$8,378,474

Lasse J. Petterson	2012	$653,727	$—	$1,463,239	$—	$1,000,202	$193,964	$3,311,132
Executive Vice President and	2011	$635,419	$—	$1,118,435	$—	$1,142,435	$181,765	$3,078,054
Chief Operating Officer	2010	$616,911	$—	$1,011,981	$—	$942,786	$157,630	$2,729,308

Ronald A. Ballschmiede,	2012	$550,220	$250,000	$1,324,427	$—	$748,299	$160,454	$3,033,400
Executive Vice President and	2011	$534,810	$—	$1,118,435	$26,073	$854,710	$152,380	$2,686,408
Chief Financial Officer	2010	$519,234	$—	$1,065,242	$113,691	$705,344	$136,329	$2,539,840

Daniel M. McCarthy,	2012	$545,421	$—	$1,361,784	$—	$788,133	$199,626	$2,894,964
Executive Vice President and	2011	$438,920	$—	$720,090	$—	$738,922	$146,498	$2,044,430
President Lummus	2010	$422,488	$107,610	$582,667	$—	$609,790	$110,907	$1,833,462
Technology

Beth A. Bailey,	2012	$421,371	$250,000	$801,070	$—	$501,431	$116,033	$2,089,905
Executive Vice President and	2011	$392,757	$—	$585,860	$6,528	$548,256	$105,394	$1,638,795
Chief Administration Officer	2010	$380,644	$79,843	$506,002	$19,364	$452,444	$92,275	$1,530,572

(1)

The amounts in columns (e) and (f) represent the aggregate grant date fair market value of equity awards and the aggregate grant date fair market value of option awards under the Long-Term Incentive Plan, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2012, 2011, and 2010. Assumptions for the calculation of amounts in columns (e) and (f) are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2012, filed with the SEC on February 28, 2013. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 29. The performance share grants included in column (e) may vest between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards table.

(2)

The compensation reported for 2012 represents personal benefits, contributions by us to our 401(k) Plan and Excess Plan, whether vested or unvested, and life insurance premiums for the benefit of the executive. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2012 for each named executive officer are as follows: Philip K. Asherman, $22,500, $287,775; Lasse J. Petterson, $22,500, $139,155; Ronald A. Ballschmiede, $22,500, $103,944; Daniel M. McCarthy, $22,500, $93,091; and Beth A. Bailey, $22,500, $64,766. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, club membership fees, financial planning assistance, physicals for the executive and his or her spouse, relocation expenses and personal air travel by our CEO, all of which are valued at the actual cost charged to or borne by us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer: Mr. Asherman, personal air travel $283,065, and Mr. McCarthy, relocation expenses $53,578. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

(3)

The 2012 discretionary bonuses were awarded on February 21, 2013, payable in shares of Company stock based on the closing price of the stock on that date. The stock was distributed on February 21, 2013.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (i)	All Other Stock Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name(a)	Grant Date (b)	Threshold(1) ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Philip K.
Asherman	2/16/2012	$—	$1,231,250	$2,462,500	39,541	79,082	158,164	33,018	—	$—	$4,979,482

Lasse J.
Petterson	2/16/2012	$—	$588,354	$1,176,708	9,986	19,971	39,942	12,970	—	$—	$1,463,239

Ronald A.
Ballschmiede	2/16/2012	$—	$440,176	$880,352	9,038	18,076	36,152	11,740	—	$—	$1,324,427

Daniel M.
McCarthy	2/16/2012	$—	$463,608	$927,216	9,293	18,586	37,172	12,071	—	$—	$1,361,784

Beth A.
Bailey	2/16/2012	$—	$294,960	$589,920	5,467	10,933	21,866	7,101	—	$—	$801,070

(1)

Awards under the Incentive Compensation Program establish threshold (minimum) performance targets, as explained on page 23. However, no incentive compensation is paid for mere threshold (minimum) achievement. Incentive compensation becomes payable only to the extent the thresholds are exceeded. The amount payable for target achievement is shown in column (d). The amount shown in column (e) is the maximum of 200% of such target amount. These amounts are based on the individual’s current salary and position. The actual payments resulting from these awards for 2012 are shown in column (g) of the Summary Compensation Table.

(2)

The amounts shown in column (f) reflect the minimum stock awards of performance shares under our Long-Term Incentive Plan which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares vest 33 1/3% per year based on earnings per share targets for the preceding year as of the end of the applicable performance period. The grant date fair market value of these awards for 2012 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2012, based on 2012 performance for these awards plus performance stock awards granted in 2011 and 2010, are discussed on page 25.

(3)

These awards are restricted stock units made under our Long-Term Incentive Plan, which vest 25% per year over four years on the anniversaries of the grant date. If dividends are paid on shares, participants are paid as compensation at the same time and on the same basis as the underlying restricted stock vests at an amount equal to accumulated dividends. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)	The grant date fair market values of stock awards are computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Philip K. Asherman	9,990		$30.510	02/21/2017	52,425	(2)	$2,429,899	39,063	(6)	$1,810,570
	9,136		$29.610	02/28/2017	38,059	(3)	$1,764,035	48,286	(7)	$2,238,056
	22,902		$9.280	12/05/2018	35,289	(4)	$1,635,645	79,082	(8)	$3,665,451
	160,757		$8.190	02/20/2019	33,018	(5)	$1,530,384
	9,991		$45.310	02/21/2018
	4,356		$45.360	02/22/2018
	17,473		$47.000	02/27/2018
	1,126		$23.655	03/09/2015
	7,000		$22.910	07/01/2015
	9,991		$8.190	02/21/2019
	4,356		$8.190	02/22/2019
		9,991	$22.100	02/21/2020
		7,995	$22.280	02/22/2020
		4,356	$22.280	02/22/2020
		4,356	$33.630	02/22/2021

Lasse J. Petterson					18,750	(9)	$869,063	7,731	(6)	$358,332
					12,287	(2)	$569,502	10,432	(7)	$483,523
					11,299	(3)	$523,709	19,971	(8)	$925,656
					11,436	(4)	$530,059
					12,970	(5)	$601,160

Ronald A. Ballschmiede	12,110		$9.280	12/05/2018	14,499	(2)	$672,029	8,138	(6)	$377,196
	4,430		$30.510	02/21/2017	11,894	(3)	$551,287	10,432	(7)	$483,523
	4,430		$45.310	02/21/2018	11,436	(4)	$530,059	18,076	(8)	$837,823
	1,270		$45.360	02/22/2018	11,740	(5)	$544,149
	3,790		$47.000	02/27/2018
	68,006		$8.190	02/20/2019
	4,430		$8.190	02/21/2019
	1,270		$8.190	02/22/2019
		4,430	$22.100	02/21/2020
		2,332	$22.280	02/22/2020
		1,270	$22.280	02/22/2020
		1,270	$33.630	02/22/2021

Daniel M. McCarthy	40,400		$8.190	02/20/2019	7,373	(2)	$341,739	4,451	(6)	$206,304
					6,506	(3)	$301,553	6,717	(7)	$311,333
					7,363	(4)	$341,275	18,586	(8)	$861,461
					12,071	(5)	$559,491

Beth A. Bailey	2,028		$14.120	02/12/2014	5,734	(2)	$265,771	3,866	(6)	$179,189
	676		$23.655	03/09/2015	5,650	(3)	$261,878	5,465	(7)	$253,303
	464		$30.510	02/21/2017	5,991	(4)	$277,683	10,933	(8)	$506,745
	2,237		$29.610	02/28/2017	7,101	(5)	$329,131
	465		$45.310	02/21/2018
	318		$45.360	02/22/2018
	2,068		$47.000	02/27/2018
	7,194		$9.280	12/05/2018
	25,250		$8.190	02/20/2019
	465		$8.190	02/21/2019
	318		$8.190	02/22/2019
		465	$22.100	02/21/2020
		583	$22.280	02/22/2020
		318	$22.280	02/22/2020
		318	$33.630	02/22/2021

(1)

Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are “retention options” that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock awarded 2/20/09 is scheduled to vest ratably each year through 2/20/13.

(3)	Restricted stock awarded 2/19/10 is scheduled to vest ratably each year through 2/19/14.

(4)	Restricted stock awarded 2/17/11 is scheduled to vest ratably each year through 2/17/15.

(5)	Restricted stock awarded 2/16/12 is scheduled to vest ratably each year through 2/16/16.

(6)	Performance shares awarded 2/19/10 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(7)	Performance shares awarded 2/17/11 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(8)	Performance shares awarded 2/16/12 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(9)	Restricted stock awarded 2/09/09 is scheduled to vest ratably each year through 2/09/13.

OPTION EXERCISES AND STOCK VESTED

The following table includes information with respect to restricted stock and performance share vesting, and options exercised, by the named executive officers in 2012.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)		Value Realized on Vesting ($) (e)
Philip K. Asherman	17,380	$382,249	92,972	(1)	$4,168,526
			179,132	(2)	$9,474,291
Lasse J. Petterson	—	$—	40,499	(1)	$1,793,880
			39,208	(2)	$2,073,711
Ronald A. Ballschmiede	—	$—	26,956	(1)	$1,208,626
			38,758	(2)	$2,049,911
Daniel M. McCarthy	9,592	$313,850	14,299	(1)	$641,152
			28,008	(2)	$1,481,343
Beth A. Bailey	416	$14,248	11,317	(1)	$507,468
			20,484	(2)	$1,083,399

(1)	Restricted stock vesting in 2012.

(2)	Performance shares earned in 2012.

NONQUALIFIED DEFERRED COMPENSATION

We adopted the Excess Plan to provide retirement benefits for our eligible employees (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants’ 401(k) Plan accounts. Contributions to the Excess Plan are paid into a rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an executive becomes a participant, he or she elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.

We have also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into a rabbi trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.

The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2012 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2012.

Name(a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip K. Asherman	$—	$287,775	$—	$—	$1,086,526
Lasse J. Petterson	$—	$139,155	$22,619	$—	$287,347
Ronald A. Ballschmiede	$—	$103,944	$37,361	$—	$404,886
Daniel M. McCarthy	$—	$93,091	$32,695	$—	$301,645
Beth A. Bailey	$—	$64,766	$16,989	$—	$199,705

All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the “Aggregate Balance” column that represent past contributions have been reported in the Summary Compensation Table of the Proxy Statements in prior years. No amounts reported as earnings have been reported as compensation to the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Vesting or Payment of Benefits, Absent a Change of Control.

Incentive Compensation Program.    Compensation under the Incentive Compensation Program may be payable in part, and equity awards under the LTIP may continue to vest, on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However, pro rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, may be payable if termination of employment occurs by retirement, death or disability. “Retirement” for this purpose is a termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service.

LTIP.    Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the Organization and Compensation Committee) any unvested options will continue to vest and be exercisable for a period of up to five years after the date of termination or ten years after the date of grant, whichever is earlier, and any unvested restricted stock awards will immediately vest. Performance shares granted before 2011 provide that any performance shares that would vest for performance in the year of termination will also vest if performance metrics are met for that year. In order to encourage a long-term decision making perspective for senior management approaching retirement, performance shares granted after 2010 provide that if termination is a result of death, disability or retirement, any performance shares that would vest for performance in any of the following years will also vest if performance metrics are met for the respective year. If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2012, the number of options and shares of restricted stock that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) and (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End table above.

Nonqualified Deferred Compensation Plan.    To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation table above.

Broad-Based Benefit Arrangements.    The Company also provides death and disability benefits, 401(k) plan benefits, and medical benefits under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all eligible U.S. salaried employees. Prior to January 1, 2009, termination of employment by retirement as defined in the applicable plan entitled our employees (including our named executive officers) to post-retirement medical benefits. Effective January 1, 2009, for employees (including executive officers) hired on or after that date but before January 1, 2011, we revised our retiree medical plan to eliminate post-retirement medical benefits after age 65. Effective January 1, 2011, for employees (including executive officers) hired on or after that date, no post-retirement medical benefits (pre-65 or post-65) are provided.

Change of Control and Severance Benefits for Named Executive Officers.

Severance Benefits.    We have no general severance benefit plans covering named executive officers. Depending on the circumstances we may enter into specific separation agreements with executive officers (or others) who leave the Company.

Change of Control Agreements.    As of December 31, 2012, we had change of control severance agreements (“Agreements”) with our chief executive officer and his executive officer direct reports. These Agreements are substantially identical except that there is no tax gross-up for executive officers hired after 2009. (See Special Payments Relating to a Change in Control.) These Agreements are intended to assure the retention and performance of executives if a “change of control” of the Company is pending or threatened, reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly situated corporations.

Each Agreement provides for acceleration and payment of certain previously awarded benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without “cause,” or by the executive with “good reason,” within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his or her entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.

Under the Agreements, “change of control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company (“Chicago Bridge”), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Accelerated Vesting and Payment of Deferred Benefits Upon a Change of Control.    The Agreements do not provide “single trigger” benefits payable solely by reason of a change of control. However, they do provide for accelerated vesting and payment of certain previously awarded benefits. These are minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for accelerated vesting and payment of deferred benefits are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.

Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.    The Agreements do not provide “modified single trigger” benefits that would allow an executive to leave for any reason and still receive the change-of-control severance benefit package. However, the Agreements provide “double trigger” benefits upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control. In those events, the executive will be entitled to a lump sum payment of three times the sum of his or her annual minimum base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him or her and his or her dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment; and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his or her family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (as well as dependents if applicable) who joined the company before January 1, 2011 is further entitled to certain post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for “cause.” “Good reason” for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.

Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.    On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his or her beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the Change of Control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.

Special Payments Relating to a Change in Control.    The Agreements executed for executives hired prior to 2010 provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company continues to honor Agreements for executives hired before 2010, but Agreements for executives hired subsequent to 2011 no longer include this reimbursement provision. Accordingly, such Agreements provide instead that the value of change-of-control benefits will be limited to an amount (generally, 299% of average compensation for the past five years) sufficient to avoid the excise tax, unless the net after tax-amount of the full benefits payable to the executive after taking the excise tax into account is at least 105% of such limited amount. Under all Agreements, the Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.

Applicable Restrictive Covenants.    In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him or her by injunction.

Tabular Disclosures of Potential Benefits Paid or Provided Upon Change in Control.    The following tables tally the benefits that would be paid or provided for each of the named executive officers if a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurred on the last business day of 2012, applying the closing price of Company stock on that day (which was $46.35 per share). (Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above.) A voluntary resignation without good reason on that date by Messrs. Asherman, Ballschmiede and McCarthy and Ms. Bailey would qualify as a “retirement” entitling those officers to incentive compensation, equity vesting and eligibility for the Company’s retiree medical benefit program, without regard to the change of control severance agreements. The amount shown for these retirement-eligible executives for vesting of performance shares granted in 2011 assumes those shares would continue to vest at target upon attainment of target performance objectives. In addition, whether or not the termination is a retirement, Messrs. Asherman, Ballschmiede and McCarthy and Ms. Bailey would be fully vested in their benefits under the 401(k) Plan and the Excess Plan. A voluntary resignation without good reason on that date by Mr. Petterson would not qualify as a “retirement” and Mr. Petterson would not be fully vested in his benefits under the 401(k) Plan or the Excess Plan or be eligible for retiree medical benefits.

The table assumes that upon a termination for cause, the Organization and Compensation Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for “retirement” under the Incentive Compensation Program, and that no change of control benefits would be payable. (Accordingly, benefits on termination for cause would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables.) For purposes of the Section 4999 gross-up, the amount in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 35.0%, a 1.45% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

CHANGE OF CONTROL BENEFITS — PHILIP K. ASHERMAN

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$2,093,125	$2,093,125
Equity award vesting
Options	$594,979	$594,979
Restricted Stock	$7,359,963	$7,359,963
Performance Shares	$7,714,077	$7,714,077
Deferred Compensation	$1,086,526	$1,086,526
Severance payment	$—	$9,234,375
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$197,000
Benefit plan continuation
Medical (including dental and vision)	$44,531	$209,042
Disability	$—	$1,005
Life insurance	$—	$5,085
Excise tax gross-up	$—	$—

CHANGE OF CONTROL BENEFITS — LASSE J. PETTERSON

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$—	$1,000,202
Equity award vesting
Options	$—	$—
Restricted Stock	$—	$3,093,492
Performance Shares	$—	$1,767,511
Deferred Compensation	$287,346	$287,346
Severance payment	$—	$4,961,787
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$130,745
Benefit plan continuation
Medical (including dental and vision)	$—	$220,759
Disability	$—	$1,005
Life insurance	$—	$4,984
Excise tax gross-up	$—	$2,579,707

CHANGE OF CONTROL BENEFITS — RONALD A. BALLSCHMIEDE

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$748,299	$748,299
Equity award vesting
Options	$210,282	$210,282
Restricted Stock	$2,297,523	$2,297,523
Performance Shares	$1,698,542	$1,698,542
Deferred Compensation	$404,886	$404,886
Severance payment	$—	$3,985,557
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$110,044
Benefit plan continuation
Medical (including dental and vision)	$36,027	$193,174
Disability	$—	$1,005
Life insurance	$—	$4,876
Excise tax gross-up	$—	$—

CHANGE OF CONTROL BENEFITS — DANIEL M. MCCARTHY

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$788,133	$788,133
Equity award vesting
Options	$—	$—
Restricted Stock	$1,544,058	$1,544,058
Performance Shares	$1,379,098	$1,379,098
Deferred Compensation	$381,549	$381,549
Severance payment	$—	$4,000,662
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$109,084
Benefit plan continuation
Medical (including dental and vision)	$37,732	$91,405
Disability	$—	$1,005
Life insurance	$—	$4,871
Excise tax gross-up	$—	$—

CHANGE OF CONTROL BENEFITS — BETH A. BAILEY

Benefits and Payments Upon Change of Control and Simultaneous Termination	Voluntary Termination	Good Reason or Without Cause Termination
Incentive compensation	$501,431	$501,431
Equity award vesting
Options	$37,008	$37,008
Restricted Stock	$1,134,463	$1,134,463
Performance Shares	$939,236	$939,236
Deferred Compensation	$199,705	$199,705
Severance payment	$—	$2,768,406
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$84,274
Benefit plan continuation
Medical (including dental and vision)	$40,343	$102,958
Disability	$—	$1,005
Life insurance	$—	$4,064
Excise tax gross-up	$—	$—

DIRECTOR COMPENSATION

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation ($)(4) (g)	Total ($) (h)
L. Richard Flury(5)	$207,250	$149,987	—	$9,135	$366,372
James R. Bolch(6)	$56,250	$149,987	—	$1,194	$207,431
J. Charles Jennett	$83,250	$149,987	—	$6,292	$239,529
W. Craig Kissel(7)	$73,250	$149,987	—	$1,698	$224,935
Larry D. McVay(7)	$83,250	$149,987	—	$2,061	$235,298
Gary L. Neale(6)	$89,250	$149,987	—	$8,945	$248,182
Michael L. Underwood	$89,250	$149,987	—	$656	$239,893
Marsha C. Williams	$74,250	$149,987	—	$656	$224,893

(1)

Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a member of the Supervisory Board. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 28.

(2)

Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each member of the Supervisory Board was 3,372. The stock awards were granted in May 2012.

(3)	No outside members of the Supervisory Board have option awards outstanding.

(4)	All other compensation includes the 15% discount on shares purchased (described below), above market interest on deferred compensation, and dividends on stock awards, as applicable.

(5)

Mr. Flury is non-executive Chairman of the Supervisory Board. Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in cash and 8% of fees to purchase Company stock.

(6)	Messrs. Bolch and Neale each receive 50% of fees earned in cash, and as described below defer until one year after retirement 42% of fees converted to Company stock and 8% to purchase Company stock.

(7)	Messrs. Kissel and McVay each receive 92% in cash and apply 8% of fees to purchase Company stock.

As approved at the 2012 annual meeting of shareholders, members of the Supervisory Board received in 2012 as compensation for their services as members of the Supervisory Board the following: 1) members of the Supervisory Board who are not employees received an annual retainer of $75,000, except for the non-executive Chairman of the Supervisory Board, who received an annual retainer of $225,000, and 2) each member of the Supervisory Board received an annual equity retainer in the amount of $150,000 paid in restricted stock, priced as of the close of the market on the day the grant was made and which will vest on the one year anniversary of the date of the grant. Committee chairmen also received an annual retainer as follows: Audit Committee Chairman, $15,000; Organization & Compensation Committee Chairman, $15,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000. All meeting fees have been eliminated.

Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the New York Stock Exchange on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the New York Stock Exchange on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.

In 2005, we adopted stock ownership guidelines for our members of the Supervisory Board. They are that each member of the Supervisory Board owns shares in our stock equal to at least five times the annual retainer. There is a five-year period for members of the Supervisory Board to meet these stock ownership targets. All members of the Supervisory Board satisfy these stock ownership guidelines.

RISK ANALYSIS

The Organization and Compensation Committee has considered the Company’s executive compensation structure to identify any design elements that might encourage excessive risk taking; and taking into account the comments of Meridian in their review requested by the Organization and Compensation Committee, does not believe the Company’s compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s overall compensation philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the Organization and Compensation Committee’s discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. Further, the use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes earnings per share as a performance measure, which is consistent with shareholder value creation.

In addition, the Company has shareholding requirements for executive officers, and the Organization and Compensation Committee has established a clawback policy that allows it to recover both cash and equity-based compensation negatively affected by fraud or misconduct resulting in a material restatement of the Company’s financial statements. The Organization and Compensation Committee will continue to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 2	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management “say-on-pay,” to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and related tables and narrative disclosure on pages 15 to 40 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.

The Company and its Supervisory Board and Organization and Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Organization and Compensation

Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

•	We do not have employment agreements with our named executive officers. Each of them is employed “at will” and expected to provide exceptional personal performance to remain on the executive team;

•	We have significant stock ownership by our executives, reinforced by stock ownership guidelines, making their interests congruent with those of our shareholders;

•

We stress performance and at-risk compensation by providing a significant portion of long-term incentives (70% for Mr. Asherman, 60% for his direct executive officer reports other than Mr. Asherman) in the form of performance shares, with the value dependent on meeting specified corporate performance targets, and not just the market price of the stock;

•

In 2012, 86% of the total compensation of our chief executive officer was incentive and stock based compensation, and on average was 75% for our other named executive officers. This strongly aligns executive rewards with annual, medium and long-term Company performance, including long-term stock price performance;

•	For annual cash incentive and long-term equity compensation, our named executive officers participate in the same plans under the same formulas as senior management employees generally;

•	Both the Organization and Compensation Committee and its independent compensation consultant have reviewed our compensation programs to ensure they do not encourage excessive risks;

•	We do not have defined benefits, supplemental retirement benefits or actuarial retirement benefits. Our named executive officers get the same plan benefits as our salaried employees generally; and

•

The Organization and Compensation Committee’s independent compensation consultant does not perform any services for the Company other than those that support the Organization and Compensation Committee.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Organization and Compensation Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the advisory (non-binding) approval of the proposal to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and related tables and narrative disclosure.

As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2018 annual general meeting.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 3	ADOPTION OF ANNUAL ACCOUNTS FOR 2012

At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2012 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under US GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2012 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624 Attn: Investor Relations.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 4	DISTRIBUTION FROM PROFITS

Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2012, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend for the year. The interim dividends were distributed on March 31, June 30, September 30 and December 30, each at the rate of $0.05 per share, for an aggregate interim cash dividend of $0.20 per share.

We propose that no further distributions be made and that the final dividend for 2012 shall equal the aggregate of the four interim dividends in cash amounting to $0.20 per share and that such amounts shall be charged to profits.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND FOR 2012.

ITEM 5	DISCHARGE OF SOLE MEMBER OF THE MANAGEMENT BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2012, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly-owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF THE MANAGEMENT BOARD FROM LIABILITY FOR 2012.

ITEM 6	DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE SUPERVISORY BOARD FROM LIABILITY FOR 2012.

ITEM 7	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as our independent registered public accounting firm for the year ending December 31, 2013. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2013. If the appointment is not approved by affirmative vote or agreement on terms of engagement is not reached, the Supervisory Board in its discretion may appoint a qualified independent registered public accounting firm, based on what it determines to be in the best interest of the Company, to audit our accounts for the year 2013. No further meeting of shareholders will be held to approve such appointment.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE CONDITIONAL APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

ITEM 8	EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 8, 2014

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2012 annual meeting, you authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. Since the 2012 annual meeting and as of March 14, 2013, we have not repurchased any shares under this authority. Such authority currently expires November 2, 2013.

The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may offer us the possibility of strengthening the value of our shares. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately ten million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 8, 2014.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 8, 2014 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 9	EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 8, 2018

At the Annual Meeting, you will be asked to resolve on a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 8, 2018. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans.

If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2012 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 2, 2017.

If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

The authority of the Supervisory Board to issue shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital of the Company is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 8, 2018.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 8, 2018.

ITEM 10	ADOPTION OF AMENDMENT TO THE CHICAGO BRIDGE & IRON 2001 EMPLOYEE STOCK PURCHASE PLAN

We are asking the Company’s shareholders to approve an amendment to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) that will increase the number of shares of common stock authorized for issuance under the ESPP by 3,000,000 shares. The amendment, attached as Annex A to this Proxy Statement, was adopted by the Supervisory Board on February 21, 2013.

As described more fully below, the ESPP allows employees of the Company to purchase shares of common stock of the Company through payroll deductions over quarterly contribution periods. Stock purchases occur on the first business day after the end of the contribution period at a price equal to 85% of the fair market value of the common stock on that date. As originally adopted in 2001, 2,000,000 shares (as adjusted for stock splits effective as of February 1, 2003 and March 31, 2005) were authorized under the ESPP, and an additional 3,000,000 shares were authorized by amendment to the ESPP approved by shareholders on May 7, 2009.

As of January 1, 2013, the beginning of the current first-quarter offering period, approximately 17,400 employees were eligible to participate in the ESPP. We anticipate that soon after the February 13, 2013 closing of our acquisition of The Shaw Group Inc. (“Shaw”), eligibility for the ESPP will be extended to eligible employees of Shaw. The additional shares being reserved for the ESPP under the amendment are intended to permit continuation of the ESPP for several years in light of the expected increased participation.

Reasons for Seeking Shareholder Approval

Shareholder approval of an amendment increasing the number of shares, within 12 months before or after adoption of the amendment, is required in order to qualify share purchases under the ESPP for the tax benefits under Section 423 of the Internal Revenue Code of 1986 (the “Code”). As described more fully below, Section 423 provides that no income is recognized by the employee at the time the stock is purchased even though the price of the stock is less than its then market price.

If shareholders approve the amendment, the ESPP will continue in effect with the increased number of shares until such shares are exhausted. If shareholders do not approve the amendment, the ESPP will continue until the currently-authorized 1,300,753 shares are exhausted.

Summary of the Amended Plan

The principal provisions of the amended ESPP are summarized below. This summary is not a complete description of the amended ESPP. This description is qualified in its entirety by reference to the full text of the ESPP, a copy of which can be found in Annex E to our Proxy Statement filed with the SEC on March 25, 2009, and by reference to the proposed amendment to the ESPP , attached hereto as Annex A.

Purpose.    We believe a key element of our future success will be broad-based stock ownership by all our employees, and providing incentives to become and remain shareholders. The ESPP is a broad-based employee share purchase plan which provides eligible employees, including executive officers, a convenient opportunity to participate in the growth of the Company.

Duration.    The ESPP will remain in effect, subject to the right of the Supervisory Board to amend or terminate the ESPP, until all shares subject to the ESPP have been allotted (unless the ESPP is amended to increase the number of shares available for allotment) or there is a merger, consolidation, transfer of substantially all the assets or a liquidation and the successor does not assume our obligations under the ESPP.

Shares Subject to the ESPP.    Subject to the anti-dilution adjustment described below, a total of 8,000,000 shares will be authorized for sale under the ESPP. This number comprises 2,000,000 shares (as adjusted for stock splits effective as of February 1, 2003 and March 31, 2005) initially authorized under the Plan, plus 3,000,000 new shares authorized in 2009, plus 3,000,000 new shares authorized by this amendment. If the limit on available shares is reached (without authorization of additional shares), share purchases of each participant will be reduced pro rata based on the remaining available shares and the plan will terminate.

In the event of a stock dividend, stock split or other change in corporate capitalization the number of shares which may be issued under the ESPP, and the number and purchase price of shares subject to outstanding options, will be adjusted in proportion to such increase or decrease in the number of shares.

Eligibility.    Each employee who is either (a) a full time or regular part time employee of the Company or its subsidiary who is paid from a payroll constituting U.S. source income, or (b) an employee of the Company or its subsidiary employed outside the U.S. which has not been excluded from participation by the Company, unless the employee’s participation is prohibited by local law, is eligible to participate in the ESPP. However, no otherwise eligible employee may be granted an option if immediately after that grant such employee owns, or has an option on, five percent (5%) of our shares nor may an employee receive options which will allow the employee to purchase more than $25,000 of market value of such stock in a single year.

Stock Purchases.    An eligible employee may elect to participate in the ESPP. Such election authorizes us to withhold an integral percentage from one percent (1%) to up to eight percent (8%) of his or her compensation, which is accumulated (without interest) in an employee stock purchase account over a quarterly contribution period (a calendar quarter). Generally, the option will automatically be exercised on the first business day on which trading occurs on the New York Stock Exchange, Inc. following the end of each calendar quarter, provided the employee has not left employment. The purchase price under the option will be 85% of the composite closing price reported for the exercise date on the New York Stock Exchange, Inc.

Tax Consequences

The ESPP is intended to meet the requirements of Section 423 of the Code for employee stock purchase plans. Under current law, the Federal income tax consequences of receiving options and purchasing shares under the ESPP, and ultimately disposing of such shares, are as follows:

The grantee receives no income subject to tax at the time that an option is granted under the ESPP. Nor does the grantee receive taxable income at the time such option is exercised by the purchase of shares under the ESPP, even though the price of the stock under the option is less than its then market price. We will not be allowed a tax deduction at either of these two times.

After the employee has acquired the stock, tax consequences depend upon the timing of the employee’s disposition of it. If the employee disposes of the stock before the end of two years after the date the option is deemed granted under Section 423, the employee will have made a “disqualifying disposition” and will lose the favorable tax treatment accorded an option holder (explained below). For this purpose, such a disqualifying disposition includes a sale, an exchange, a gift (even to a family member), and any transfer of legal title except transfers by bequest or inheritance or a transfer from a decedent to his or her estate, or a mere pledge or hypothecation. However, transfers of stock to a spouse, to a former spouse incident to a divorce, or into joint ownership with another (with right of survivorship) are not considered a disqualifying disposition. Termination of such joint tenancy during the aforementioned two-year period (except to the extent the employee acquires full ownership of such stock, or in the event of the death of the employee) will constitute a disqualifying disposition.

If the employee makes a disqualifying disposition of the stock, the employee will realize ordinary income in the year of disposition in the amount of the difference between what the employee paid for the stock under the ESPP and its fair market value on the date of exercise of the option to purchase the stock. This is reportable on the employee’s income tax return for the year of disposition, even though such disposition may be a gift or may result in an actual loss. The same amount would then be deductible by us. If the disposition of the stock is by sale, the employee realizes a capital gain or loss depending upon whether the amount realized is more or less than his or her tax basis for the stock, which is the sum of the price paid for the stock and amount included in ordinary income under the first sentence in this paragraph. Whether it is long or short term gain (loss) depends upon the period the stock is held.

If the employee disposes of the stock after the end of two years after the date of the grant of the option, it is not a disqualifying disposition. In such event, the employee realizes ordinary income equal to the lesser of:

(1) 15% of the fair market value of the stock on the purchase date; or

(2) the excess of the price the stock was sold for (or fair market value at the date of disposition, if disposed of by gift or at death) over the price paid for it under the ESPP.

If the disposition of the stock is by sale, the seller also realizes capital gain or loss depending upon whether the amount realized by the seller is more or less than the seller’s tax basis for the stock (the sum of the price paid for the stock and the amount included in ordinary income under the preceding sentence).

Plan Benefits

The benefits that will be received or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of the common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant. The following table gives the dollar value of the benefit (the 15% discount in the purchase price) and the number of shares purchased under the ESPP for the fiscal year ended December 31, 2012 for the persons and groups identified below:

2001 EMPLOYEE STOCK PURCHASE PLAN

Name and Position	Dollar Value	Number of Units
Philip K. Asherman,	$—	—
President and Chief Executive Officer
Lasse J. Petterson,	$4,412	670
Executive Vice President and Chief Operating Officer
Ronald A. Ballschmiede,	$4,412	670
Executive Vice President and Chief Financial Officer
Daniel M. McCarthy,	$—	—
Executive Vice President and President, Lummus Technology
Beth A. Bailey	$—	—
Executive Vice President, Chief Administration Officer
Executive Group	$8,824	1,340
Non-Executive Director Group	$—	—
Non-Executive Officer Employee Group	$1,464,930	233,946

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued under the 2008 Long-Term Incentive Plan (“LTIP”) and the ESPP as of December 31, 2012. Information for the ESPP reflects the options for the fourth quarter of 2012, which were exercised January 2, 2013, based on the number of shares and exercise price as determined January 2, 2013.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	ESPP	55,353	$40.18	1,300,753
	LTIP	967,537	$19.86	5,103,859
Equity compensation plans not approved by security holders		None	None	None

Total		1,022,890	$20.96	6,404,612

The affirmative vote of a majority of the votes cast at the meeting is required to approve the amendment to the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CHICAGO BRIDGE & IRON 2001 EMPLOYEE STOCK PURCHASE PLAN.

ITEM 11	DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.

We have declared and paid in 2012 quarterly cash dividends or distributions on our common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board. Our Management and Supervisory Board will periodically evaluate dividends in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of dividends, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to Computershare as New York Transfer Agent and Registrar.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2014 Annual Meeting of Shareholders must be received at our principal executive offices no later than November 23, 2013 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings. Proposals from shareholders for next year’s annual meeting received at our principal executive offices after February 6, 2014 will be considered untimely. With respect to such proposals, we will vote all shares for which the Company has received proxies in the interest of the Company as determined in the sole discretion of its proxies.

By Order of the Supervisory Board of Directors

/s/ L. RICHARD FLURY
Non-Executive Chairman of the Supervisory Board of Directors

The Hague, The Netherlands

March 25, 2013

ANNEX A

2013 Amendment

to the

Chicago Bridge & Iron

2001 Employee Stock Purchase Plan

The Supervisory Board of Chicago Bridge & Iron Company N.V., a Netherlands corporation (the “Company”), pursuant to the right reserved in Article VI of the Company’s 2001 Employee Stock Purchase Plan (the “Plan”), hereby amends the Plan as follows:

1. SECTION 4.04 of the Plan is amended to read as follows:

4.04 STOCK AVAILABLE FOR OPTIONS:    All shares of common stock of the Company from time to time held in the treasury of the Company, and authorized but presently unissued shares of common stock of the Company, but in any event limited to a total of 8,000,000 shares (comprising 2,000,000 shares (after adjustment for stock splits effective as of February 1, 2003 and March 31, 2005) initially authorized under the Plan, plus 3,000,000 new shares authorized by amendment effective as of December 31, 2008, plus 3,000,000 new shares authorized by amendment effective as of January 1, 2013) shall be available for option and sale pursuant to this Plan. Shares allotted for option and sale pursuant to this Plan for which the right to purchase has expired shall be deemed available for reallotment for option and sale in ensuing Contribution Periods and on subsequent Purchase Dates, as if such shares had never been so allotted.

2. The amendments made by paragraph 1 shall be effective January 1, 2013, subject to approval by the shareholders of the Company at the next annual meeting of the shareholders of the Company.

A-1

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards that are mailed must be received by Broadridge no later than 11:59 P.M. Eastern Time on May 6, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

    CHICAGO BRIDGE & IRON COMPANY N.V.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	To Vote FOR or WITHHOLD vote for the election of the following nominees:		For	Withhold	For Other Nominee		For	Against	Abstain

	1a)	Deborah M. Fretz	☐	☐	☐	5.	☐	☐	☐
	1b)	Michael L. Underwood	☐	☐	☐	6.	☐	☐	☐
			For	Against	Abstain	7.	☐	☐	☐
2.			☐	☐	☐	8.	☐	☐	☐

3.			☐	☐	☐	9.	☐	☐	☐

4.			☐	☐	☐	10.	☐	☐	☐

1.	To elect two members of the Supervisory Board to serve until the Annual Meeting of Shareholders in 2016;

Nominees:         First position: 1a) Deborah M. Fretz OR 1c) Westley S. Stockton     Second position: 1b) Michael L. Underwood OR 1d) Luciano Reyes

2.	To approve, by non-binding vote, the compensation of the Company’s named executive officers;
3.	To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2012;
4.	To approve the final dividend for the year ended December 31, 2012 in an amount of $.20 per share, which has previously been paid out to shareholders in the form of interim dividends;
5.	To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2012;
6.	To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2012;
7.	To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2013;
8.	To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 8, 2014 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;
9.	To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 8, 2018; and
10.	To adopt an amendment to the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan.

Signature [PLEASE SIGN ON LINE]	Date	Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com

CHICAGO BRIDGE & IRON COMPANY N.V.

This Proxy is Solicited by the Supervisory Board of the Company

Proxy For Annual General Meeting of Shareholders

(Must be presented at the meeting or received prior to 11:59 P.M. Eastern Time on May 6, 2013)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints each of Richard E. Chandler, Jr., Chief Legal Officer and Secretary, and Walter G. Browning, Senior Associate General Counsel, Corporate & Securities as proxies, and each of them acting singly, of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 8, 2013 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 14, 2013, at such Meeting in respect of the resolutions specified on the reverse side hereof. This proxy is governed by Dutch law.

Please direct your proxy how he is to vote by placing an “x” in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this proxy card, then the shares will be voted FOR Ms. Fretz and Mr. Underwood and FOR Items 2-10.

The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.

CHICAGO BRIDGE & IRON COMPANY N.V. P.O. BOX 11436 NEW YORK, N.Y. 10203-0436